UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2013

ACCURIDE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Election of Directors

 (d)           On January 28, 2013, the Board of Directors (the “Board”) of Accuride Corporation (the “Company”) appointed Robert E. Davis as a member of the Board, effective as of 12:01 a.m. on January 29, 2013.  Mr. Davis’ appointment as a director is pursuant to that certain Investors Agreement, dated December 19, 2012, by and among Accuride Corporation, Cetus Capital, LLC and certain of its affiliates, a copy of which was previously filed as an exhibit to the Form 8-K filed by the Company on December 20, 2012.  In connection with such appointment, the Company will enter into an indemnification agreement with Mr. Davis in the form previously approved by the Board.  Mr. Davis will receive the standard compensation paid to the Company’s non-employee directors, as described in Company’s most recent proxy statement filed with the SEC on March 21, 2012.

Mr. Davis is not a party to any transactions listed in Item 404(a) of Regulation S-K.

As of the date hereof, the Board has not determined to which committees of the Board Mr. Davis may be appointed.

Mr. Davis, 49, is currently a Managing Director of Littlejohn & Co., LLC (“Littlejohn”).  Mr. Davis joined Littlejohn as a Partner in 2005.  Prior to joining Littlejohn, Mr. Davis was a managing director and founding member of Oaktree Capital Management’s Mezzanine Fund where he was responsible for originating, executing and monitoring mezzanine investments.  Previously, Mr. Davis was a principal at Halcyon Asset Management LLC, focusing on distressed / special situations investments.  Mr. Davis started his post-MBA career at Prudential Insurance Company, where he was a founding member of its Financial Restructuring Group.  Additionally, Mr. Davis spent two years as a distressed debt and high yield analyst at Oppenheimer and Co. and started his career as an investment banking analyst at Bear Stearns & Co. Mr. Davis received an MBA from the J.L. Kellogg School of Management at Northwestern University in 1989 and a BA in Economics with Honors from Northwestern University in 1985.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION
Date:	January 29, 2013	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel

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